Exhibit 8.1

Whiteford, Taylor & Preston L.L.P.

Elizabeth J. Atkinson Partner Direct Line (410) 347-8784 Direct Fax (410) 223-4377 EAtkinson@wtplaw.com	Two James Center 1021 E. Cary Street suite 1700 Richmond, Virginia 23219 Main Telephone (804) 977-3300 Facsimile (804) 977-3299	Delaware* District of Columbia Kentucky Maryland New York pennsylvania virginia www.wtplaw.com (800) 987-8705

November 8, 2021

Presidio Property Trust, Inc.

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

Re: Presidio Property Trust, Inc. Qualification as a Real Estate Investment Trust

Dear Ladies and Gentlemen:

We have acted as special tax counsel to Presidio Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale of up to $4,399,000 of Series A common stock of the Company, par value $0.01 per share, in an at-the-market offering pursuant to a prospectus supplement dated November 8, 2021 (the “Prospectus Supplement”), forming part of the Registration Statement on Form S-3 (File No. 333-251779) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 29, 2020 and declared effective on April 27, 2021 which includes the base prospectus dated April 13, 2021 (the “Base Prospectus” and, together with the Prospectus Supplement the “Prospectus”.)

*Whiteford, Taylor & Preston L.L.P. is a limited liability partnership.  Our Delaware offices are operated under a separate Delaware limited liability company, Whiteford, Taylor & Preston L.L.C.

Presidio REIT

November 8, 2021

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). This opinion is based on certain assumptions and factual representations, including the facts set forth in the Prospectus, concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).

In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have not made an independent investigation or audit of the facts set forth in the documents furnished to us or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also, with respect to documents we did not prepare ourselves (or did not supervise the execution of), assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws or the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Presidio REIT

November 8, 2021

Based on such facts, and subject to the qualifications, assumptions, representations and limitations referenced herein, it is our opinion that:

1.	Commencing with its taxable year ended December 31, 2001, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code; and

2.	The statements set forth in the Prospectus under the heading “U.S. Federal Income Tax Considerations,” insofar as they purport to describe or summarize certain provisions of the statutes or regulations referred to therein, are accurate descriptions or summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Prospectus or the Officer’s Certificate may affect the conclusions stated herein. As described in the Prospectus, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various requirements imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. The results of these tests have not been and will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements. In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on November 8, 2021, which is incorporated by reference into the Prospectus, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Prospectus within the meaning of the term “experts” as used in Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ WHITEFORD, TAYLOR & PRESTON LLP
WHITEFORD, TAYLOR & PRESTON LLP